Exhibit 99.1

Contact:         Nicole Sherman
David Lam
Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp, Inc. Announces $4.0 Million Stock Repurchase Program

Vancouver, WA – January 28, 2026 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) headquartered in Vancouver, WA, the holding company parent of Riverview Bank, announced that on January 22, 2026, its Board of Directors adopted a stock repurchase program.

Under this repurchase program, the Company may repurchase up to $4.0 million of the Company’s outstanding shares of common stock, in the open market, based on prevailing market prices, or in privately negotiated transactions. Once the repurchase program is effective, the repurchase program will continue until the earlier of the completion of the repurchase or 12 months after the effective date, depending upon market conditions.

“Enhancing shareholder value remains a top priority for Riverview. Doubling the size of the common stock repurchase reflects our disciplined approach to deploying excess capital. We continue to evaluate strategies that strengthen shareholder value and we believe this expanded repurchase opportunity represents a prudent and effective use of  capital,” said Nicole Sherman, President and Chief Executive Officer.

The Board of Directors of the Company also authorized management to enter into a trading plan with Keefe, Bruyette & Woods, Inc. in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to facilitate repurchases of its common stock as part of the stock repurchase program (the “Rule 10b5-1 plan”).  The Rule 10b5-1 plan would allow the Company to execute trades during periods when it might otherwise not be permitted to do so because it may be in possession of material non-public information, because of insider trading laws or Company-imposed trading blackout periods. Under the Rule 10b5-1 plan, Keefe, Bruyette & Woods, Inc. would have the authority, subject to the terms and limitations set forth in the Rule 10b5-1 plan, to repurchase shares on the Company’s behalf. There is no guarantee as to the number of shares that the Company may ultimately repurchase. The Company may suspend or discontinue the repurchase program at any time.

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.51 billion at December 31, 2025, it is the parent company of Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial, business and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 11 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.
This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make including those described in Item 1A (Risk Factors) of the Company’s Form 10-K for the fiscal year ended March 31, 2025. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known by the Company.